EXHIBIT 10.24

CONFIDENTIAL TREATMENT REQUESTED: Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

license agreement

University of Virginia Licensing & Ventures Group – PhosImmune, Inc.

This License Agreement (as amended, hereinafter “Agreement”) is made this 19th day of March, 2013 (“Effective Date”) by and between the University of Virginia Patent Foundation d/b/a University of Virginia Licensing and Ventures Group, a Virginia non-profit corporation, having a principal place of business at 250 W. Main Street, Suite 300, Charlottesville, VA 22902 (“UVA LVG”) and PhosImmune, Inc., having a principal place of business at PhosImmune, Inc., c/o Fanelli Haag & Kilger PLLC, 1909 K Street, N.W., Suite 1120, Washington, D.C. 20006 (“Licensee”), (each a “Party” or collectively the “Parties”).

WITNESSETH

whereas, UVA LVG, as agent and/or assignee of the University of Virginia (“UVA”), owns or co-owns rights in, and by an inter-institutional agreement, is exclusively authorized to license other patent rights owned by the University of Birmingham (“UoB”), in certain Technology relating to the use of phosphopeptides in immunotherapy, diagnosis and disease progression monitoring of cancer;

WHEREAS, Licensee desires to obtain rights in and to this Technology;

whereas, UVA LVG is willing to grant a license to this Technology to Licensee, under the terms of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.	DEFINITIONS

As used in this Agreement:

“Affiliate” means any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement.  A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity.

“Change in Control” means an acquisition of more than 50% of the outstanding shares

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

of Licensee (on a fully diluted basis) by a third party; a merger or consolidation of Licensee with another entity; or the sale or disposition by the company of substantially all of its intellectual property assets.

“Clinical Trial” means use of a Licensed Product in humans as part of an investigation or study approved by an IRB in accordance with 21 C.F.R. §312.

“Commercially Reasonable” or “Reasonable Commercial” means actions, e.g., efforts, taken by the Licensee or its Affiliate or on their behalf by their respective officers, directors, employees, agents and/or consultants in compliance with the business judgment rule taking into account Safety Concerns (if any), technical feasibility, regulatory delay/climate, and governmental and insurance reimbursement policies.

“Equity Securities” means financial instruments, records, or securities that evidence ownership interests in Licensee including, without limitation, common stock in a corporation, membership units, shares, or interests in a limited liability company, or partnership interests or shares of a limited partnership or notes convertible into the same.  Stock option awards are excluded from Equity Securities.

“Enrichment Patent” means [**].

“FDA” means the U.S. Food & Drug Administration.

“Field” means immunotherapy, diagnostics, and disease progression monitoring of cancer.

“First Related Work Product” means any product that constitutes, is based on, incorporates or uses, wholly or in part, subject matter associated with the ZARLING-TCR1 invention disclosure identified in Attachment A.

“Foreign Equivalent” means activities or approvals outside the United States that are similar to activities or approvals covered by “Clinical Trial”, “FDA”, “IND”, “Phase I Clinical Trial”, “Phase II Clinical Trial”, “Phase III Clinical Trial”, “NDA”, and “NDA Approval”.

“IND” means an investigational new drug application submitted to the FDA under 21 C.F.R. §312 concerning use of a new drug or biologic in a Clinical Trial, or Foreign Equivalent.

“Institutional Review Board” or “IRB” means a board, committee, or other group formally designated by an institution to review biomedical research involving human subjects in accordance with 21 C.F.R. §56.

“Investor” means a third party qualified and/or accredited person or entity who acquires Equity Securities in exchange for cash. The definition of Investor expressly excludes the Licensee’s founding shareholders and current or future employees, directors or consultants.

“IP Costs” means reasonable and documented expenditures incurred by UVA LVG to obtain or maintain Licensed Patents in the pursuit of maximizing patent protection of Licensed Products.  IP Costs include, without limitation, expenditures related to administrative proceedings concerning the validity or invalidity of patent protection for the Licensed Technology, including proceedings pursuant to 35 U.S.C. §§131-135, 251-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

256, 302-306, or 311-329.  For sake of clarity, IP Costs do not include legal fees and expenses associated with litigation.  If extraordinary expenditures are anticipated arising from the preparation, filing, or prosecution of any Licensed Patent, UVA LVG shall use reasonable efforts to provide Licensee with full details and shall discuss with Licensee a mutually acceptable course of action prior to incurring any additional expenses.  UVA LVG and Licensee hereby agree that expenditures on patent prosecution (including both foreign and domestic filings) in excess of [**] shall be considered “extraordinary.”

“Know-How” means inventions, technical data, formulae, standards, technical information, specifications, processes, methods, lab notebooks, code books, raw materials, as well as all information, knowledge, assistance, trade practices and secrets, and improvements thereto; as well as regulatory filings, clinical or pre-clinical protocols, results, data, patient records and documents related to INDs and/or Clinical Trials.

“Licensed Patent(s)” means UVA LVG’s and UoB’s rights, title and ownership interests in the Jointly-Owned Patents and UVA LVG’s rights, title and ownership interests in the UVA LVG-Owned Patents.

“Jointly-Owned Patents” means Patents having inventors, as defined in 35 U.S.C. §100, obligated to assign their patent rights to UVA and/or UVA LVG and one or more inventors not under such an obligation.  Licensee understands and agrees that each owner of a Jointly-Owned Patent may grant license rights without restriction and without notice or obligation to other joint owners and, therefore, rights granted by UVA LVG to any Jointly-Owned Patents would be so limited.

“UVA LVG-Owned Patents” means any Patents which have inventors from UVA only.

“Licensed Product” or “Product” means any product that constitutes, is based on, incorporates or uses, wholly or in part, Licensed Technology.

“Licensed Know-How” means Know-How which is in UVA’s, UVA LVG’s, or UoB’s possession or under UVA’s, UVA LVG’s, or UoB’s control, which are related to the Licensed Patents as of the Effective Date.  For clarity any Know-How related to UVA investigator initiated Clinical Trials shall constitute Licensed Know-How only in so far as the Know-How is under UVA or UVA LVG control and/or in UVA’s or UVA LVG’s possession.

“Licensed Technology” means (i) the Licensed Patents and; (ii) the Licensed Know-How.  The Technology is provided on “As Is” basis as of the Effective Date.

“NDA” means a new drug application submitted to the FDA under 21 C.F.R. Part 314 or Foreign Equivalent, or a biologic license application submitted to the FDA under 21 C.F.R. Part 601 or Foreign Equivalent.

“NDA Approval” means FDA approval under 21 C.F.R. Part 314 or 21 C.F.R. Part 601 for Licensee to market and distribute commercially a new drug or biologic as a Licensed Product(s) within the Field or Foreign Equivalent.

“Net Sales” means the total Revenues received from the manufacture, use, or Sale of Licensed Products, less the total of all:

1.1.1	discounts allowed in amounts customary in the trade;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.1.2	sales tariffs, duties and/or taxes imposed on the Licensed Products;
1.1.3	outbound transportation prepaid or allowed;
1.1.4	commercially reasonable rebates, chargebacks or retroactive price reductions;
1.1.5	government-mandated rebates; and
1.1.6	amounts allowed or credited on returns.

Net Sales shall not include any transfers of the Licensed Product for Clinical Trial purposes or any transfers of reasonable quantities of the Licensed Product as samples or as donations, provided that no consideration is received by Licensee for transaction or related transactions.

No deduction shall be made for commissions paid to individuals (whether independent sales agents or persons regularly employed by Licensee).

“Patents” refers to subject matter (i) associated with the invention disclosure records identified in Attachment A, and (ii) claimed, disclosed or published in any foreign or domestic patent applications, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations-in-part is disclosed in the parent Patent and rights to the continuations-in-part are not obligated to a third party), and any patents or utility models which issue thereon or therefrom anywhere in the world, including reexamined and reissued patents.

“Phase I Clinical Trial” means a Clinical Trial in which human subjects are exposed to or treated with a Licensed Product primarily for the purpose of evaluating safety and tolerability.

“Phase II Clinical Trial” means a Clinical Trial either (i) designed to provide a preliminary evaluation of the activity or effectiveness, common short-term side effects, risks, or other characteristics of a Licensed Product; or (ii) as otherwise indicated as being a Phase II Clinical Trial in its protocol.

“Phase III Clinical Trial” means an adequate and well-controlled Clinical Trial in accordance with 21 C.F.R. §314.126 to demonstrate whether a Licensed Product(s) has sufficient safety and effectiveness as necessary for NDA Approval.

“Related Works” means an invention (and associated Patents) that [**].

“Revenue” means the U.S. dollar value of all consideration realized from the Sale of Licensed Product(s).

“Royalties” means the U.S. dollar amounts to be paid by Licensee to UVA LVG based on a percentage of Net Sales.

“Safety Concern” means any toxicity, serious adverse event, side effect, issue associated with the therapeutic index, or other safety finding, whether in vitro, in animals or in humans, that leads to a determination that a Licensed Product exposes or could expose animals or humans to an unacceptable safety risk in relation to therapeutic benefit.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Sale,” “Sold” and “Sell” means and includes, without limitation, sales, leases, licenses, rentals, provision of services with, and other transfers of Licensed Product(s).

“Sublicensee” means any non-Affiliated third party to whom Licensee has granted a Sublicense.

“Sublicense” means an agreement in which Licensee:

(i)	grants or otherwise transfers any of the rights granted in Section 2.1,
(ii)	agrees not to assert the Licensed Rights or agrees not to sue, prevent or seek a legal remedy for the practice of same,
(iii)	assigns or otherwise transfers this Agreement other than as permitted under the Assignment Section 23, or
(iv)

is under an obligation to do any of the foregoing, or to forbear from offering or doing any of the foregoing with any other entity, including licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements or other agreements.

“Sublicensing Revenue” means the fair market cash value of any and all consideration received by Licensee from a Sublicensee under or otherwise in connection with its Sublicenses, including without limitation license issue fees, option fees and other licensing fees, milestone payments, minimum annual royalties (to the extent such minimum annual royalties are not attributed to running royalties of Net Sales), equity securities or other payments of any kind whatsoever (but excluding running royalties for Net Sales of Licensed Products by Sublicensees), or any other consideration, irrespective of the form of payment.

“Technology” means Know-How and Patents.

“Third Amendment Effective Date” means December 23, 2015.

“Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, withdrawn or abandoned, nor been pending for more than seven (7) years from the filing date of the earliest patent application from which such patent application claims priority.

2.	LICENSE

2.1Subject to the terms of this Agreement and the rights of Joint Owners with respect to Jointly-Owned Patents, UVA LVG hereby grants to Licensee and Licensee hereby accepts the following licenses:

2.1.1	an exclusive, world-wide right under UVA LVG’s rights, title, and interest in the Licensed Patents to research, develop, commercialize, make, have

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

made, use, offer for Sale, Sell, and import Licensed Products in the Field and to grant Sublicenses in the Field; and
2.1.2

an exclusive, world-wide right under UoB’s rights, title, and interest in the Licensed Patents to research, develop, commercialize, make, have made, use, offer for Sale, Sell, and import Licensed Products in the Field and to grant Sublicenses in the Field; and

2.1.3	a non-exclusive, world-wide right under the Licensed Know-How to research, develop, commercialize, make, have made, use, offer for Sale, Sell and import Licensed Products in the Field; and
2.1.4

the right to reference UVA-sponsored INDs and regulatory submissions that are related to trials at UVA using Licensed Products.  Licensee understands and agrees that INDs for investigator-initiated trials at UVA are held by individual faculty members, and not UVA as an institution.  Accordingly UVA will have fully satisfied all of its obligations hereunder by using best efforts to supply, at Licensee’s request and without unreasonable delay, an executed letter on UVA letterhead with authorized signatories, stating the Licensee’s (or its Sublicensees’, as applicable) right to reference such UVA-sponsored data.  This right of reference shall continue for the term of this Agreement with respect to any Clinical Trials that are initiated at UVA prior to the third anniversary of the Effective Date.  Licensee acknowledges that UVA is a signatory to this License Agreement for the sole purpose of accepting the obligations in this paragraph, and accordingly, UVA shall have no responsibility for any other obligations contained herein.

2.2Licensee may Sublicense to Affiliates provided that UVA LVG is notified in writing of each such Sublicense. Any act or omission of any Sublicensed Affiliate shall be deemed an act or omission of Licensee.

2.3Licensee shall have the right to Sublicense any or all of the rights licensed hereunder to non-Affiliated third parties, provided that:

2.3.1

Each Sublicense obligates the Sublicensee to comply with the terms of this Agreement including, but not limited to, Sections entitled “Intellectual Property,” “Markings, Trademarks, and Trade Names,” “Warranty Disclaimer,” “Confidentiality,” “Indemnification and Liability,” “Insurance,” “Export Controls,” “Interpretation,” and Sections 2.6 through 2.12 (concerning rights reserved by UVA LVG, UVA, UoB, and the United States government) and Sections 6.2 and 6.3 (concerning records and audits);

2.3.2

Licensee does not receive and does not agree to receive anything of value other than cash or publically traded securities in consideration for a Sublicense, unless expressly agreed in writing by UVA LVG after review of the proposed transaction as a whole, and in which case such value will be subject to the Sublicensing Revenues provisions set forth below;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.3.3	Each Sublicense is otherwise consistent with the terms and conditions of this Agreement;
2.3.4

A copy of each Sublicense is provided to UVA LVG promptly following its execution, together with a written statement disclosing any and all prior, contemporaneous, planned and proposed contractual relationships between Licensee and the Sublicensee; and

2.3.5

Licensee represents and warrants that no such other contractual relationships contain consideration due to Licensee reasonably attributable to the sublicensed rights.  Licensee agrees to be fully responsible for the performance of its Sublicensees hereunder.

2.4Related Works.

2.4.1

UVA LVG will use commercially reasonable efforts to identify each Related Work.  UVA LVG will disclose such Related Work to Licensee in writing promptly upon discovery.  With respect to each Related Work, UVA LVG hereby grants Licensee an exclusive option (the “Improvement Option”) to [**].

2.4.2

The Improvement Option is granted for a period of [**] days from the receipt by Licensee of written notice from UVA LVG of any Related Work or any extension thereof later agreed upon by the Parties (the “Improvement Option Period”).  Licensee may exercise the Improvement Option by delivering written notice to UVA LVG (“Exercise Notice”).  If Licensee fails to deliver the Exercise Notice prior to the expiration of the Improvement Option Period, the Improvement Option shall expire with respect to such Related Work.

2.4.3

Upon timely delivery of the Exercise Notice, [**], and UVA LVG shall negotiate with Licensee to enter into an Amendment that adds the Related Work as Licensed Technology (“Improvement Amendment”), [**].

2.4.4	Until termination or expiration of the Improvement Option Period, UVA LVG agrees that it will not offer or grant any rights to any third party relating to any Related Work.
2.4.5

In the event that Licensee fails to enter into an Improvement Amendment within the Improvement Option Period, or in the event the License Agreement is terminated for any reason, then all rights to the Related Work granted hereunder shall revert to UVA LVG for the sole benefit of UVA LVG.

2.4.6

UVA LVG hereby grants to Licensee an exclusive option (the “[**] Option”) to negotiate the terms of a license agreement in which UVA LVG grants to Licensee rights to make, have made, use, offer for sale, sell and import the technology described in the invention disclosure titled [**]) and any patent applications, patents or Know How related thereto throughout on reasonable terms and conditions consistent with those set forth in this Agreement, to be negotiated between the Parties for a period not to exceed ninety (90) days from the Third Amendment Effective Date.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Until termination or expiration of the [**] Option, UVA LVG agrees that it will not grant any rights under the [**] invention disclosure to any third party prior to offering such disclosure to Licensee hereunder.

2.5Upon termination of this Agreement in whole or in part, for any reason, Licensee shall promptly notify its Sublicensees of such termination, and of the requirements of this paragraph.  Upon such termination, Licensee shall no longer have the authority to grant any sublicenses hereunder.  However, any license previously granted by Licensee under any Sublicense hereunder will survive provided that within one hundred eighty (180) days of such termination, such Sublicensee enters into a written agreement with UVA LVG through which such Sublicensee shall become bound to UVA LVG on the same terms and conditions under which it was bound to Licensee under the Sublicense.  UVA LVG hereby agrees to offer such terms and enter into such written agreement with only such non-financial modifications of a substantially formal nature which would be reasonably necessary to accommodate the functional and structural differences between Licensee and Sublicensee.  Failure of a Sublicensee to enter into such an agreement within said one hundred eighty (180) days shall automatically result in the termination of the Sublicense and all rights granted thereunder.

2.6UVA shall not directly or indirectly solicit additional commercial licensees for the Licensed Technology in the Field, however, if a third party contacts UVA LVG and requests in writing to develop the Licensed Technology (“Third Party Contact”) for an application in the Field currently not being developed by Licensee (an “Undeveloped Application”), UVA LVG shall notify Licensee in writing of such contact.  Licensee will, at UVA LVG’s written request and at Licensee’s sole election and discretion either (i) negotiate in good faith a Commercially Reasonable sublicense to the Licensed Technology with any such Third Party Contact within the Undeveloped Application or (ii) provide UVA LVG with a business plan describing how Licensee will develop the Undeveloped Application.  In the event Licensee chooses not to either: (i) grant a Commercially Reasonable sublicense to such Third Party Contact within the Undeveloped Application; or (ii) itself or through a partner begin development of such Undeveloped Application within one hundred twenty (120) days of the written request by UVA LVG;  then  UVA LVG may grant a license under the Licensed Technology to such Third Party Contact under the Licensed Patents strictly limited to the Undeveloped Application (“Third Party License”).

2.7UVA LVG, UVA, UoB and any universities or non-profit institutions affiliated with UVA or UoB, shall have the right to use, free of charge, any Licensed Product for non-commercial, research, educational, academic, or administrative purposes provided the use(s) are in compliance with the regulatory requirements of the FDA.

2.8This Agreement does not restrict UVA’s or UoB’s right and/or ability to conduct further research and development in the Field or other fields.

2.9Any Licensed Products manufactured and sold by Licensee (or its authorized contractors and distributors) shall be in compliance with all applicable governmental laws, rules and regulations.  Licensee shall keep UVA LVG fully informed of, and shall move expeditiously to resolve, any investigation, inquiry or complaint by a governmental body related to Licensed Products.

2.10If Licensed Technology was developed with any funds of the United States federal government, then (i) the federal government has been or will be granted licensing rights

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

as required under the terms of any funding agreements; (ii) the federal government shall retain all rights set forth in the federal codes and regulations pursuant to 35 U.S.C. §200-212 and 37 C.F.R. §401, as amended; and this Agreement shall be construed or modified to comply with such Act, and (iii) Licensed Products will be manufactured substantially in the United States, unless a waiver of this obligation is obtained, in advance, from the applicable federal funding agency.

2.11To the extent Commercially Reasonable or feasible, Licensee will provide to UVA and UoB, at production cost and for non-commercial research purposes only, reasonable quantities of Licensed Products.  However, nothing in this section 2.11 shall obligate Licensee to manufacture or have Licensed Products manufactured or procure Licensed Products, primarily for UVA or UoB use.

2.12Subject to applicable law and regulations, Licensee or a Licensee-retained contract research organization (“CRO”) shall (as instructed by Licensee) negotiate exclusively with UVA for a period of thirty (30) days to engage UVA and its affiliated hospitals an industry standard clinical trial agreement, to be a research site participating in a Phase II or Phase III Clinical Trial.  Licensee shall make Commercially Reasonable efforts to ensure that UVA and its affiliated hospitals are the first U.S. health care providers to use fully-approved Licensed Products in the care of human patients.  Upon expiration of each thirty (30) day period of exclusive negotiation, Licensee shall have no further obligation to UVA with respect to the matters addressed in this Section.

2.13Notwithstanding anything to the contrary herein, the Parties agree that Licensee’s obligations under Section 2.11 and Section 2.12 of this Agreement are limited to good faith consideration of UVA LVG’s written requests in connection therewith, and any decision to provide Licensed Products to UVA LVG, UVA, UoB or any affiliated institutions shall be in Licensee’s sole discretion.  Further, the Parties agree that the rights retained for UVA LVG, UVA, UoB and any affiliated institutions pursuant to Section 2.7 of this Agreement are limited to rights to practice the Licensed Patents and the Licensed Know-How, and shall not extend to any other intellectual property rights owned or controlled by Licensee, its Affiliates or any Sublicensees.

3.	DUE DILIGENCE

3.1Licensee shall use Reasonable Commercial efforts to disseminate Licensed Products in commercial markets as soon as possible and, thereafter, to maintain their availability in commercial markets for public use.

3.2Licensee (and/or Affiliates or permitted Sublicensees) shall use Commercially Reasonable efforts to advance Licensed Products through development and commercialization, including pursuit of the following milestones (“Diligence Milestones”):

3.2.1	[**]
3.2.2	[**]
3.2.3	[**]
3.2.4	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.2.5	[**]
3.2.6	[**]
3.2.7	[**]
3.2.8	[**]

3.3Licensee shall provide written report on the completion of each Diligence Milestone to UVA LVG within thirty (30) days of completion.

3.4Licensee’s failure to meet any Diligence Milestone shall trigger [**].  Notwithstanding the foregoing, UVA LVG will accept all commercially reasonable revisions to Diligence Milestone dates proposed by Licensee throughout the Term of the License Agreement [**].

4.	CONSIDERATION

4.1As partial consideration for the rights granted to Licensee under this Agreement, Licensee shall issue to UVA LVG Equity Securities of Licensee constituting [**] of the ownership of Licensee on a fully diluted basis as of the Effective Date.  Such Equity Securities shall be delivered to UVA LVG in a certificate, affidavit, or other applicable form duly signed by authorized officers of Licensee and issued in UVA LVG’s name.  As anti-dilution protection, Licensee shall issue to UVA LVG (without cost to UVA LVG) Equity Securities sufficient for UVA LVG to preserve its [**] share of ownership until Licensee has obtained paid in capital (i.e., capital contributed by investors through direct purchase of Equity Securities from Licensee) of at least [**].

4.2In the event of a public offering, UVA LVG shall be entitled to have its Equity Securities registered subject only to “lock-up” provisions no more restrictive than those binding any other pre-offering holder of Licensee’s Equity Securities.  UVA LVG’s Equity Securities and related rights shall in no event be subject to revocation, refund or nullification for any reason.

4.3Omitted.

4.4Omitted.

4.5Royalties payable by Licensee to UVA LVG shall be based on the following table:

CUMMULATIVE ANNUAL NET SALES OF LICENSED PRODUCT	ROYALTY PERCENT
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[**]

If there are multiple Licensed Products that are commercialized during the term of this Agreement, the Net Sales of such Licensed Product shall not be aggregated among those other Licensed Products.

[**]

4.6On each December 31 following the first Sale after NDA Approval of a Licensed Product, or Foreign Equivalent, during the Term, Licensee shall [**].

4.7[**].

4.8Licensee will make a payment to UVA LVG within thirty (30) days of each occurrence of the achievement by Licensee, Affiliate, Sublicense or a Licensee-authorized academic research institution of a Milestone as follows:

MILESTONE	MILESTONE PAYMENT AMOUNT
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

Each milestone payment above shall only be due once per Licensed Product per indication.  For the sake of clarity, each indication referred to in this section 4.8 means a different type of cancer associated with different tissue, e.g. , ovarian vs. breast cancer, regardless of the severity, frequency or route of any treatment, dosage strength or patient class.

4.9[**]

5.	ROYALTY REPORTS AND PAYMENT

5.1Licensee shall report Revenues and Net Sales for each calendar quarter in a royalty report (“Royalty Report”), and make payments for Royalties accrued during each calendar quarter, to UVA LVG within sixty (60) days of end of each quarter.  Each Royalty Report shall be in the format set forth Attachment B.

5.2Royalties shall be paid by Licensee’s check sent in accordance with the Section entitled “Notices”.

5.3All overdue payments shall be subject to interest at a rate of one (1) percent per month.  Interest payments shall be in addition to, not instead of, any other rights or remedies available to UVA LVG (including termination).

6.	PROGRESS REPORTS AND AUDITS

6.1On or before December 31 of each year during the Term, Licensee shall provide

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

to UVA LVG a written annual progress report (“Progress Report”).  For each Licensed Product, the Progress Report shall describe Licensee’s progress with respect to research and development, manufacturing, sublicensing, marketing and sales during the prior year ending December 31 and plans for the forthcoming year.

6.2Licensee shall maintain accurate books and records respecting Revenues, Net Sales, Royalties and related information.

6.3Once a year, Licensee shall make its books and records related to Revenues, Net Sales, Royalties, and progress toward commercialization of Licensed Products available for inspection or audit by UVA LVG or a representative of UVA LVG’s selection from a reputable auditing firm at UVA LVG’s cost at Licensee’s place of business during normal business hours.  Licensee agrees to cooperate fully in any such inspection or audit, provided that the UVA LVG or its representative(s) agree to protect the confidentiality of the information as to the customers of Licensee.  In the event that an audit determines the License has paid less than [**] of past-due Royalties, Licensee shall pay all costs of the audit. In the event that an audit determines the License has over paid Royalties, UVA LVG shall issue credit for such an amount to Licensee.

7.	IP COSTS

7.1Within thirty (30) days of the Effective Date, Licensee shall reimburse UVA LVG for all IP Costs incurred prior to the Effective Date, which is presently estimated to be [**].

7.2Licensee shall bear all IP Costs incurred subsequent to the Effective Date.

7.3Upon Licensee’s request and at Licensee’s expense, UVA LVG will apply for and prosecute Licensed Patents (as well as Patents associated with Related Works when requested or pre-approved by Licensee) in any country in which such rights may reasonably be obtained.  Such filings and prosecution shall be by counsel of UVA LVG’s choosing that is reasonably acceptable to Licensee and shall be in the name of UVA LVG.  UVA LVG shall keep Licensee advised as to the prosecution of such applications by promptly forwarding to Licensee copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating thereto.  Licensee shall have the right to comment and advise UVA LVG as to the conduct of such prosecution and maintenance and UVA LVG shall give due good faith consideration to Licensee’s input, provided, however, that UVA LVG shall have the right to make the final decisions for all matters associated with such prosecution and maintenance provided that UVA LVG shall use reasonable efforts to minimize cost and maximize patent protection for Licensed Products.  UVA LVG shall not abandon prosecution of any Licensed Patents or prosecute Licensed Patents in a manner that is or could reasonably be expected to be materially detrimental to Licensee’s interests (including e.g., failing to timely file information disclosure statements; continuation or divisional applications prior to parent application issuance; or taking unreasonable extensions of time) without concurrence by Licensee so long as Licensee is not delinquent in reimbursement or patent expenses and Licensee conveys comments and/or requests with respect to patent prosecution to UVA LVG in a time frame that permits counsel to respond accordingly.

7.4UVA LVG may in consultation with Licensee and at its own expense, pursue Patent rights in any country.  If Licensee does not reimburse UVA LVG for IP Costs incurred in a particular country, patent rights obtained by UVA LVG in such country shall be excluded from

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the license rights granted to Licensee in Section 2.1 of this Agreement.

7.5UVA LVG shall send invoices or other written notice to Licensee for IP Costs subject to reimbursement under Sections 7.1 through 7.5.  To the extent Licensee has not raised reasonable objections to invoices associated with the IP Costs, reimbursement payments shall be due and payable within thirty (30) days of Licensee’s receipt of each such invoice or notice from UVA LVG.

8.	INTELLECTUAL PROPERTY

8.1UVA LVG and UoB own or co-own and shall retain their titles to all Jointly-Owned Patents. UVA LVG owns and shall retain its title to all UVA LVG-Owned Patents.

8.2Licensee shall not contest the validity of the Licensed Patents.

8.3If, notwithstanding Section 8.2, Licensee brings a judicial or administrative action to invalidate, contest enforceability, or prevent issuance of any Licensed Patent (a “Challenge Action”) and UVA LVG chooses not to terminate this Agreement, [**].

8.4Except as otherwise explicitly provided in this Section, nothing herein shall be deemed to grant any Party license or rights in any Technology other than or in addition to the Licensed Technology.

8.5Licensee and UVA LVG hereby agree that the Licensed Patents shall be extended by all means provided by law or regulation, including without limitation extensions provided under U.S. law at 35 U.S.C. § 156.  Licensee hereby agrees to provide UVA LVG with all reasonable and necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same.  Licensee acknowledges that extensions under 35 U.S.C. § 156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and Licensee’s failure to promptly provide the necessary information or assistance during such sixty (60) day period will cause serious injury to UVA LVG which Licensee will be liable at law.

9.	MARKINGS, TRADEMARKS AND TRADE NAMES

9.1Licensee shall use Commercially Reasonable efforts to have included in all sales, marketing literature and invoices relating to Licensed Products, a statement to the effect, if applicable, of either “Patent Pending” or “U.S. Patent Number <PATENT NUMBER>.”

9.2Licensee shall use Commercially Reasonable efforts to have marked the appropriate portions of all Licensed Products with any applicable United States and foreign Patent numbers in accordance with the law of the applicable jurisdiction(s).

9.3Except as expressly provided in this Agreement, Licensee shall not use any UVA, UVA LVG, or UoB technology, trade name or trademarks without the written permission of UVA LVG’s Director in advance.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10.	TERM, TERMINATION AND other REMEDIES

10.1Unless terminated earlier as otherwise provided in this Agreement, the term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration of the last to expire Patents.

10.2Except as otherwise explicitly provided herein, either party shall have thirty (30) days to cure any breach of this Agreement after written notice of such breach by the other party.  Thereafter (in the absence of timely cure), the other party may terminate this Agreement upon thirty (30) days written notice to the party in breach.

10.3UVA LVG shall have the right to terminate this Agreement upon the occurrence of a material breach in the absence of a Licensee cure pursuant to Section 10.2.  Without limitation, any one or more of the following shall each be deemed a material breach of this Agreement by Licensee:

10.3.1	Failure of Licensee to make any payment at least thirty days (30) from the date due under this Agreement; or
10.3.2	Failure of Licensee to provide timely Progress Reports or Royalty Reports; or
10.3.3	Lack of diligence as set forth in Section 3; or
10.3.4	Assignment by Licensee of substantially all of its assets for the benefit of creditors or placement in the hands of a trustee or a receiver; or
10.3.5	Any Licensee decision to cease developing or quit the business of developing, licensing the rights to, or commercializing Licensed Products; or
10.3.6	Filing a Challenge Action.

10.4In the event of such termination, Licensee’s obligation to pay the Annual Minimum Royalty due on the following December 31 shall remain in effect until paid but that the Minimum Royalty for the year in which the Agreement was terminated shall be prorated for the number of days of the year the Agreement remained in force.

10.5Notwithstanding the foregoing, if Licensee fails to obtain and maintain the insurance required pursuant to Section 16 or in the event of Licensee’s bankruptcy (as provided in Section 24), this Agreement shall terminate immediately.

10.6Licensee may terminate this Agreement upon one hundred eighty (180) days written notice to UVA LVG, provided that:

10.6.1	Licensee has not committed a material and uncured breach of this Agreement
10.6.2

Upon written request, Licensee delivers to UVA LVG any documents related to INDs and/or Clinical Trials containing Licensed Products in its possession or control (including information held by Licensee’s employees, agents, affiliates, contractors, or advisors) provided such materials can reasonably be redacted, distinguished or otherwise separated from Licensee’s documents relating to INDs and/or Clinical Trails relating

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

to products that do not constitute Licensed Technology (the “Development Information”).
10.6.3	Upon written request Licensee shall grant UVA LVG the right to make unlimited and unrestricted use of the Developmental Information in connection with commercialization of the Licensed Technology.

10.7Termination of this Agreement shall not affect Licensee’s payment obligations to UVA LVG or its obligations under the Sections of this Agreement entitled “Definitions,” “Progress Reports and Audits (except Section 6.1),” “Intellectual Property,” “IP Costs,” “Term, Termination, and Other Remedies,” “Taxes,” “Warranty Disclaimer,” “Costs,” “Confidentiality,” Indemnification and Liability,” “Insurance,” “Acquiescence,” “Integration,” “Interpretation,” “Notices,” “Assignment,” “Bankruptcy,” “Headings,” “Export Controls,” “No Third Party Beneficiary,” Severability,” and “Dispute Resolution.”

11.	TAXES

Licensee shall pay all taxes assessed or levied on, or on account of, the Licensed Technology, Licensed Products made, used or Sold hereunder, or on account of the amounts payable to, or for the account of, UVA LVG under this Agreement (other than taxes imposed by the United States of America, the Commonwealth of Virginia or jurisdictions therein).

12.	WARRANTY disclaimer

ALL TECHNOLOGY, INTELLECTUAL PROPERTY, AND information, granted or provided by UVA LVG pursuant to this agreement (“DELIVERABLES”) are “as is”.  UVA LVG and UOb makes no warranties of any kind, either expressed or implied, as to any matter including, but not limited to, warranty of fitness for particular purpose, merchantability, USEFULNESS, TITLE, OR NONINFRINGEMENT.  nEITHER party shall be liable tO the OTHER for indirect, special, or consequential damages, such as loss of profits or INABILITY to use deliverables.  UVA LVG AND UOB do not make any warranty of any kind with respect to freedom from patent, trademark, or copyright infringement, or theft of trade secrets and does not assume any liability hereunder for any infringement of any patent, trademark, or copyright arising from use of DELIVERABLES.  Licensee agrees that it will not make any warranty on behalf of UVA LVG OR UOB TO ANY THIRD PARTY.

13.	COSTS

All costs or expenses incurred by Licensee in carrying out its obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties or otherwise from UVA LVG.  Licensee shall obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the manufacture, import, exportation, use, and/or sale or transfer of Licensed Technology and Licensed Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

14.	confidentiality

14.1“Confidential Information” means (i) the Licensed Technology; (ii) and information or documents relating to the Licensed Technology, including patent applications, and all related foreign applications, continuations, continuation-in-part and divisional applications; (iii) any reports due hereunder; and/or (iv) any other information marked or designated confidential upon disclosure by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including all such information disclosed prior to the date of this Agreement.

14.2Confidential Information shall not include information (i) already in a Receiving Party’s possession prior to disclosure by the Disclosing Party (as established by written documentation prepared in the ordinary course of business); (ii) previously published or published hereafter, unless such publication is a breach of this Agreement; (iii) received by a Receiving Party from a third party not under any obligation of confidentiality with respect thereto; or (iv) independently developed by an employee of a Receiving Party without access to Confidential Information (as established by written documentation prepared in the ordinary course of business) or (v) is required by law or regulation to be disclosed.

14.3Receiving Party shall be permitted to disclose Confidential Information of a Disclosing Party to its Affiliates, agents, consultants and business partners, to the extent they are subject to confidentiality provisions at least as strict as those set forth herein; but shall otherwise maintain the confidentiality of all Confidential Information and not use or exploit it for any purpose not expressly permitted herein, until five (5) years after termination of this Agreement.  Receiving Party shall protect Confidential Information from disclosure and unauthorized use with the same care used to protect its most valuable confidential information but in no event less than reasonable care.

14.4Upon termination of this Agreement, Receiving Party shall return to Disclosing Party all originals and copies of all materials (other than this Agreement) containing any Confidential Information.  Receiving Party may, however, retain one archival copy of any such information in its corporate legal department for purposes of legal compliance only.

15.	INDEMNIFICATION and liability

15.1UVA LVG and UoB shall not be liable to Licensee, Affiliates, Sublicensees, or customers of Licensee for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.  Licensee shall not be liable to UVA LVG, UoB or their Affiliates for any compensatory, special, incidental, indirect, consequential or exemplary damages of any kind resulting arising out of the exercise of its rights under this Agreement.

15.2Licensee agrees to indemnify, hold harmless and defend UVA, UVA LVG, UoB and their respective trustees, officers, employees, attorneys and agents from all claims or demands made against them (and any related losses, expenses or attorney’s fees) arising from the execution of this Agreement or from the exercise of any rights under this Agreement, including without limitation, against any damages, losses or liabilities whatsoever for death, injury to person or damage to property, or for the infringement of third party intellectual property rights,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

as a result of the making, use, importation, sale, development, design, promotion, possession, operation or other disposition of any Licensed Products, the Patents or the Licensed Technology by Licensee (including but not limited to all of its parents, assigns, successors, officers, trustees, personnel, agents, and employees), its Affiliates, customers, assignees, or other transferees (“Claims”).  This obligation shall survive termination of this Agreement.

16.	INSURANCE

Throughout the term of this Agreement and for a period of five (5) years thereafter, Licensee shall obtain and maintain, in full force and effect and at Licensee’s sole cost and expense, the insurance coverage as set forth in Attachment C, the terms of which are incorporated herein by this reference. This Agreement and the licenses granted herein to Licensee shall immediately and automatically terminate without notice in the event Licensee, or its Sublicensees or other party acting under authority of Licensee, fails to obtain the insurance required hereunder, or if the insurance lapses or is cancelled.  A termination occurring under this paragraph shall occur and become effective at the time such insurance coverage ends or becomes required and is not obtained, and Licensee and its Sublicensees shall have no right to complete production and sale of Licensed Products under the continued obligations in Section 10.7 above.  Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

17.	acquiescence

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

18.	integration

Except for any confidential disclosure agreement executed by the parties, this Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

19.	INTERPRETATION

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, United States of America, without regard to conflict of law principles.  All singular terms shall include plural, and vice versa, as necessary to interpret and enforce the intent of this Agreement.

20.	DISPUTE RESOLUTION

The parties consent to the exclusive jurisdiction of the courts of City of Charlottesville, Virginia to resolve any and all disputes relating to this Agreement.  Licensee hereby irrevocably and unconditionally waives any objection to the laying of venue in any court located in City of Charlottesville, Virginia with respect to any lawsuit relating to this Agreement, consents to receive service of any summons or other legal process by registered or certified mail, postage

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

prepaid, at the address for notices set forth below, and waives all objections to the validity of any such summons or legal fees.

21.	INFRINGEMENT

21.1To the extent permitted by law, Licensee shall have the right during the term of this Agreement to commence an action for infringement of the Licensed Patents against any unlicensed third party for any infringement occurring within the Field, provided that Licensee shall provide UVA LVG thirty (30) days prior written notice of such infringement and of Licensee’s intent to file such action.  UVA LVG shall have the right at its own expense to appear in such action by counsel of its own selection.  If, as a matter of law, an infringement action must be prosecuted in the UVA LVG’s name, UVA LVG shall voluntarily participate in or pursue such action at Licensee’s expense (including without limitation reasonable and documented legal fees and out of pocket expenses).  Notwithstanding the foregoing, if an appearance or infringement action would subject UVA LVG to the jurisdiction of a foreign tribunal that could not otherwise assert jurisdiction over UVA LVG, then UVA LVG shall have the right to decline appear or otherwise pursue such action.  Settlement of any action initiated and/or paid for by Licensee shall require the consent of UVA LVG and Licensee, which neither shall unreasonably withhold from the other.  In the event that Licensee pays all fees and expenses related to an infringement action, any settlement amount or recovery for damages shall be applied as follows:  (i) first, to reimburse the parties for their expenses in connection with the litigation; and (ii) second, UVA LVG shall receive compensation for the time of any UVA LVG personnel  involved in the action; and (iii) third, Licensee shall receive eighty five percent (85%) and UVA LVG shall receive fifteen percent (15%) of any monies remaining.  If Licensee pays less than all such fees and expenses, Licensee’s share of any settlement amount or recovery for damages shall be reduced from eighty five percent (85%) in proportion to the percentage of fees and expense paid by UVA LVG (and/or unreimbursed by Licensee prior to such Settlement).

21.2If Licensee fails, within one hundred twenty (120) days after providing or receiving notice of a potential infringement, to institute an action against such infringer or notifies UVALVG that it does not plan to institute such action, then UVA LVG shall have the right to do so at its own expense.  Licensee shall cooperate with UVA LVG in such effort including being joined as a party to such action if necessary at UVA LVG cost.  UVA LVG shall be entitled to retain all damages or costs awarded in such action.  Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee or UVA LVG, Licensee shall have no right to terminate or suspend (or escrow) payment of any amount payable to UVA LVG.

22.	notices

Any notice under any of the provisions of this Agreement shall be deemed given when sent by courier or deposited in the mail, postage prepaid, registered or certified first class mail and addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party.  Each party shall also transmit a copy of such notice by electronic mail to the other party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

23.	no assignment

Licensee shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of UVA LVG.  Nevertheless, Licensee shall be entitled to assign this agreement at its sole discretion to a third party acquiring all or substantially all of Licensee’s intellectual property assets related to the Licensed Products in a single or series of related transactions, upon thirty (30) days’ notice of the assignment to UVA LVG.

24.	BANKRUPTCY

In the event Licensee by its own actions or the action of any of its shareholders or creditors (if applicable), files or has filed against it, under the Bankruptcy laws of the United States, Licensee hereby waives the benefits of an automatic stay provided in 11 U.S.C. § 362 and consents and agrees to raise no objection to any petition for relief from such stay by UVA LVG.  Licensee further agrees that this Agreement shall immediately in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of Licensee, or in the event that Licensee makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any U.S. Bankruptcy proceedings or insolvency law.  Licensee will promptly inform UVA LVG of its intention to file a voluntary petition in bankruptcy or of another’s communicated intention to file an involuntary petition in bankruptcy.

25.	Headings

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

26.	EXPORT CONTROLS

UVA LVG is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the competent agency of the United States and/or written assurances that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency.  UVA LVG neither represents that a license shall not be required nor that, if required, it shall be issued.

27.	NO THIRD PARTY BENEFICIARY

No person or entity shall be considered a third party beneficiary of this Agreement.

28.	SEVERABILITY

Should any provision of this Agreement be determined to be unenforceable or otherwise unlawful, then such provision shall be without effect, as if such provision had not been included herein, the remaining terms of this Agreement shall survive, the Agreement shall be interpreted so as to most fully achieve the intention of the parties.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(The Balance Of This Page Intentionally Left Blank – Signature Page To Follow)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

in witness whereof, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of Effective Date.

The undersigned verify that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

University of Virginia Patent Foundation

d/b/a University of Virginia Licensing and Ventures Group

By:   /s/ Michael P. Straightiff______

        Michael P. Straightiff

        Director

By:   /s/ Erik L. Hewlett__________

        Erik L. Hewlett

        Chairman

Address for Notices:

UVA LVG

250 West Main Street, Suite 300

Charlottesville, VA 22902

Attention: Director

Email:

University of Virginia

By:   /s/ Robert R. Merhige IV___

        Robert R. Merhige IV

        Director of Grants & Contracts

PhosImmune, Inc.

By:   /s/ Donald F. Hunt________

        Donald F. Hunt

        President

Address for Notices:

Dr. Donald Hunt

PhosImmune, Inc.

c/o Fanelli Haag & Kilger PLLC

1909 K Street, N.W., Suite 1120

Washington, D.C.  20006

Attention: Thomas Haag, Ph.D., Esq.

Email:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.